News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: James Hunt (407) 826-4475

Tupperware Brands Reports First Quarter 2016 Results
EPS Above High End of Guidance

•	First quarter sales up 1% in local currency+ and down 10% in dollars.

•
GAAP diluted E.P.S. $0.86 versus $0.59 prior year, which included a non-cash fixed asset impairment charge. Adjusted*, diluted E.P.S. $0.91, up 10% in local currency and down 11% in dollars. Five cents above guidance range including a 4 cent benefit from exchange rates versus January guidance.

•	South America sales up 24% in local currency and down 10% in dollars, driven by Brazil, up 21% in local currency.

•
Tupperware North America segment sales up 14% in local currency and up 5% in dollars. Tupperware Mexico continued strong sales growth, up 20% in local currency, with United States and Canada up 9% in local currency.

•	Full Year Guidance increased 27 cents on GAAP basis and 21 cents excluding items to $4.28 to $4.38 per share.

Orlando, Fla., April 20, 2016 - (NYSE: TUP) Tupperware Brands Corporation today announced first quarter 2016 operating results.

Rick Goings, Chairman and CEO, commented, "First quarter sales were up 1% in local currency. While we continued to achieve strong performances in Argentina, Brazil, China, Tupperware Mexico and Tupperware U.S. and Canada, we have continued to need to navigate through economic and political headwinds. Even so, we were able to come in above the high end of our diluted earnings per share range, reflecting lower resin costs and our initiatives to manage costs, gross margin and leverage under our promotional programs, as well as improved exchange rates."

Goings continued, "While we continue to expect some softness in local currency sales growth in 2016, our business model is resilient and has built-in flexibility to sustain earnings and cash flow, while we continue to roll-out our Vision 20/20 initiatives that will 'Build our Core' and 'Extend our Reach' by further leveraging our 3.0 million global sales force.”

First Quarter Executive Summary

•
First quarter 2016 net sales were $525.7 million, up 1% in local currency and down 10% in dollars. Emerging markets**, accounting for 64% of sales, achieved a 3% increase in local currency. The most significant contributions to the first quarter growth were in Argentina, Brazil, China, and Tupperware Mexico, partially offset by Egypt, Indonesia, Philippines and Turkey. Established markets were down 2% in local currency, primarily from BeautiControl and France, partially offset by good performance in Germany and Tupperware United States and Canada.

•
GAAP net income of $43.4 million versus prior year net income of $29.5 million. In 2015, net income included a pre-tax, non-cash impairment charge related to fixed assets in Venezuela. Adjusted, diluted earnings per share of $0.91 was 5 cents above the January outlook range, including 4 cents from the benefit of changes in foreign exchange rates versus 2015, compared with the guidance, lower resin costs and initiatives to control costs, manage gross margin and leverage promotional spending. Adjusted earnings per share was down 11% versus last year in dollars, including a negative 19 cent impact from changes in exchange rates on the comparison, and up 10% in local currency.

•	Total sales force of 3.0 million was up 4% versus prior year at the end of the quarter, and there were 2% less active sellers in the quarter.

First Quarter Business Highlights

Europe: Strong increases by two South African businesses, offset by Egypt and Turkey
•Segment sales were down 4% in local currency (down 11% in dollars).

•
Emerging markets were down 8% in local currency. Tupperware South Africa, up 18% and Avroy Shlain in South Africa, up 13%, offset by a 67% decrease in the Middle East and North Africa, mainly from a curtailment of shipments into Egypt in light of currency controls, and Turkey, down 19%.

•	Established markets were down 2% in local currency. Germany, up 3%, was offset by Austria, down 15% and France, down 4%, both with smaller and less active sales forces.

Asia Pacific: China up double-digits offset by results in India, Indonesia, and Philippines

•	Sales for the segment were down 3% in local currency (down 9% in dollars).

•
Emerging Markets were down 3% in local currency. China, up 16% was offset by India, down 15%, Indonesia, down 8% and Philippines, down 14%, in connection with the 2015 decision to exit the fashion category.

•	Established markets were down 6% in local currency compared with prior year.

Tupperware North America: Both Tupperware Mexico and Tupperware United States and Canada leveraged strong fundamentals, growing segment sales in local currency by 14%

•	Segment sales up 14% in local currency (up 5% in dollars). Tupperware Mexico sales up 20% on 9% larger sales force versus prior year.

•	Tupperware United States and Canada local currency sales up 9%. Sales force size closed 13% above prior year.

Beauty North America: Segment sales were down 10% in local currency (down 22% in dollars)

•	BeautiControl local currency sales down 19% from lower sales force activity in light of sales force compensation changes at beginning of the second quarter of the prior year.

•	Fuller Mexico sales were down 7% in local currency from the prior year reflecting lower sales force additions and activity. Total sales force size down 9% at the end of March.

South America: Leveraged 8% larger sales force for higher volume along with inflation driven price increases

•
Segment sales up 24% in local currency (down 10% in dollars), driven by increases in Argentina and Brazil. Brazil was up 21% in local currency, reflecting higher volume from a large sales force size advantage and some pricing.

•	Net sales increase in Argentina of 50% in local currency, one-third from volume and two-thirds from inflation related higher prices.

•	Segment's active sales force was up 7%. The 17 point difference between the local currency sales and active seller comparisons primarily reflected higher prices throughout the segment.

2016 Outlook (Unaudited)

Based on current business trends and foreign currency rates, the Company's second quarter and fiscal 2016 full year guidance is provided below.

Company Level

	13 Weeks Ending		13 Weeks	53 Weeks Ending		52 Weeks
	June 25, 2016		Ended	Dec 31, 2016		Ended
	Low	High	June 27, 2015	Low	High	Dec 26, 2015

USD Sales Growth vs Prior Year	(5)%	(3)%	(13)%	(2)%	0%	(12)%
GAAP EPS	$1.02	$1.07	$1.23	$4.08	$4.18	$3.69
GAAP Pre-Tax ROS	12.4%	12.8%	14.7%	12.4%	12.5%	11.4%

Local Currency+ Sales Growth vs Prior Year	1%	3%	4%	2%	4%	4%
EPS Excluding Items*	$1.07	$1.12	$1.21	$4.28	$4.38	$4.37
Pre-Tax ROS Excluding Items*	13.1%	13.4%	13.8%	13.0%	13.1%	12.8%

FX Impact on EPS Comparison (a)	($0.13)	($0.13)		($0.31)	($0.31)

(a)	Impact of changes in foreign currency versus prior year are updated monthly and posted at: Tupperware Brands Foreign Exchange Translation Impact Update.

Full Year 2016

•	Fiscal year includes a 53rd week estimated to have a positive impact on the year-over-year comparison of 1 point.

•	Tax rate to be about 25.5% excluding items and on a U.S. GAAP basis.

•	Excludes land sales that may occur.

Segment Level

•
For the full year, sales in local currency are expected to be down 3 or 4% in Europe, about even in Asia Pacific, up 12 or 13% in Tupperware North America, down 5 to 7% in Beauty North America and to increase in South America by 22 or 23%.

•
Segment profit return on sales, excluding items, is expected to decrease by about ½ point in Europe, to remain about the same in Asia Pacific, to increase approaching ½ point in Tupperware North America in dollars and close to 1 point in local currency, to decrease about 1 ½ points in dollars and 1 point in local currency in Beauty North America and to increase about 2 points in dollars and 1 point in local currency in South America.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

First Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, April 20, 2016, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release and slides presented during the conference call, on www.tupperwarebrands.com.

Tupperware Brands Corporation, through an independent sales force of 3.0 million, is the leading global marketer of innovative, premium products across multiple brands utilizing a relationship based selling method. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “guidance”, “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces relating to governmental actions and otherwise, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, asset retirement obligations, re-engineering and fixed asset impairment charges and pension settlements.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated.  The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and pension settlements, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from reported financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars and has mandated at various levels the exchange rate for U.S. dollars. Due to the sporadic timing and magnitude of changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. This includes the translation impact on sales and earnings from currency devaluations. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
FIRST QUARTER 2016 SALES FORCE STATISTICS*
(UNAUDITED)

All Units	Reported Sales Inc/(Dec)%	Restated+ Sales Inc/(Dec)%		Active Sales Force	Inc/(Dec) vs. Q1 '15%		Total Sales Force	Inc/(Dec) vs. Q1 '15%
Europe	(11)	(4)		100,706	(3)	a	746,410	9
Asia Pacific	(9)	(3)		224,409	(6)	c	1,065,388	3
TW North America	5	14		112,202	12	d	392,038	10
Beauty North America	(22)	(10)		200,364	(9)		405,973	(8)
South America	(10)	24	f	110,965	7		433,974	8
Total All Units	(10)	1		748,646	(2)		3,043,783	4

Emerging Market Units
Europe	(24)	(8)	b	64,528	(2)	a	544,149	11
Asia Pacific	(9)	(3)		196,447	(6)	c	948,038	2
TW North America	2	22		100,004	12		290,582	10
Beauty North America	(23)	(7)	d	177,583	(9)		341,374	(9)
South America	(10)	24	f	110,965	7		433,974	8
Total Emerging Market Units	(13)	3		649,527	(2)		2,558,117	4

Established Market Units
Europe	(4)	(2)		36,178	(4)	a	202,261	2
Asia Pacific	(9)	(6)		27,962	(5)	c	117,350	8
TW North America	7	9		12,198	7	e	101,456	13
Beauty North America	(19)	(19)		22,781	(8)		64,599	(3)
South America	—	—		—	—		—	—
Total Established Market Units	(4)	(2)		99,119	(4)		485,666	5

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Notes
a The larger total sales force with a lower number of active sellers in Europe reflected, in the emerging market units, most significantly the curtailment of shipments to Egypt in light of currency controls, leading to lower activity and risk of a future reduction in the total sales force size, and in Russia, good sales force additions late in the quarter, such that a future increase in active sellers is expected. In the established market units caption, there was an impact of the timing of Easter in Germany, that in comparison with 2015, moved some sales force activity into the second quarter in 2016.
b The more significant decrease in sales in local currency than active sellers in Europe emerging markets most significantly reflected the curtailment of operations in Egypt in light of currency controls.
c In Asia Pacific, the lower number of active sellers with more total sellers reflected most significantly, in the emerging market units, the exit of the fashion category in the Philippines and resulting activity level of those most committed to that category. In the established market units, there were larger impacts from Nutrimetics Australia, where the structure of offers to the more casual seller group led to lower participation.
d Higher sales per active seller in Tupperware North America emerging markets reflected the benefit of good take up on programs in Mexico, along with the benefits from Success Formulas, Demonstration Selling and sales force Onboarding programs under the Company’s Vision 20/20 initiatives.
e The positive active seller comparison in Tupperware North America established markets, notwithstanding an even higher advantage in total sellers, reflected the ramp up period of a large number of new sellers and relatively high standards for prizes and awards for some programs during the quarter that led to larger orders but a somewhat lower activity rate.
f Higher prices in light of high inflation in Argentina and Venezuela, in combination with the planned constraint on the business in Venezuela that led to less active sellers, were the main factors in local currency sales increasing by more than the increase in active sellers in South America.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended
	Mar 26, 2016	Mar 28, 2015
Net sales	$525.7	$581.8
Cost of products sold	166.0	191.6
Gross margin	359.7	390.2

Delivery, sales and administrative expense	288.7	313.4
Re-engineering and impairment charges	1.1	16.2
Gains on disposal of assets	0.1	0.6
Operating income	70.0	61.2

Interest income	0.7	0.5
Interest expense	12.1	13.3
Other expense, net	0.4	7.2
Income before income taxes	58.2	41.2
Provision for income taxes	14.8	11.7
Net income	$43.4	$29.5

Net income per common share:
Basic earnings per share	$0.86	$0.59
Diluted earnings per share	$0.86	$0.59

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		Reported	Restated*	Foreign
	Mar 26, 2016	Mar 28, 2015%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$153.9	$173.8	(11)	(4)	$(13.1)
Asia Pacific	171.6	189.6	(9)	(3)	(12.0)
TW North America	83.2	79.5	5	14	(6.8)
Beauty North America	48.9	62.9	(22)	(10)	(8.5)
South America	68.1	76.0	(10)	24	(21.0)
	$525.7	$581.8	(10)	1	$(61.4)

Segment profit (loss):
Europe	$25.2	$28.9	(13)	(5)	$(2.5)
Asia Pacific	36.9	39.4	(6)	1	(2.8)
TW North America	14.6	13.0	12	30	(1.8)
Beauty North America	(1.7)	(0.3)	—	(60)	(0.8)
South America	13.0	3.2	+	+	(3.5)
	88.0	84.2	4	21	(11.4)

Unallocated expenses	(17.4)	(14.6)	19	9	(1.3)
Gains on disposal of assets	0.1	0.6	(80)	(80)	—
Re-engineering and impairment charges	(1.1)	(16.2)	(93)	(93)	—
Interest expense, net	(11.4)	(12.8)	(11)	(11)	—
Income before taxes	58.2	41.2	42	+	(12.7)
Provision for income taxes	14.8	11.7	27	75	(3.2)
Net income	$43.4	$29.5	47	+	$(9.5)

Net income per common share (diluted)	$0.86	$0.59	46	+	$(0.19)

Weighted average number of diluted shares	50.6	50.3

* 2016 actual compared with 2015 translated at 2016 exchange rates
+ Greater than 100% increase

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Mar 26, 2016				13 Weeks Ended Mar 28, 2015
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss):
Europe	$25.2	$—		$25.2	$28.9	$—		$28.9
Asia Pacific	36.9	0.5	a	37.4	39.4	0.6	a	40.0
TW North America	14.6	—		14.6	13.0	—		13.0
Beauty North America	(1.7)	1.4	a	(0.3)	(0.3)	2.0	a	1.7
South America	13.0	0.3	a,b	13.3	3.2	9.4	a,b	12.6
	88.0	2.2		90.2	84.2	12.0		96.2

Unallocated expenses	(17.4)	—		(17.4)	(14.6)	—		(14.6)
Gains on disposal of assets	0.1	(0.1)	c	—	0.6	(0.6)	c	—
Re-engineering and impairment charges	(1.1)	1.1	d	—	(16.2)	16.2	d	—
Interest expense, net	(11.4)	—		(11.4)	(12.8)	—		(12.8)
Income before taxes	58.2	3.2		61.4	41.2	27.6		68.8
Provision for income taxes	14.8	0.7	e	15.5	11.7	5.9	e	17.6
Net income	$43.4	$2.5		$45.9	$29.5	$21.7		$51.2

Net income per common share (diluted)	$0.86	$0.05		$0.91	$0.59	$0.43		$1.02

a Amortization of intangibles of acquired beauty units.
b As a result of a devaluation in the Venezuelan bolivar from 50 bolivars per U.S. dollar to 172 bolivars per U.S dollar in January 2015 and the ongoing devaluation to 199 and 249 bolivars per U.S. dollar as of the end of December 2015 and March 2016, respectively, the Company had negative impacts of $0.2 million in 2016 and $9.3 million in 2015.  These amounts related to expense from re-measuring bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were purchased , rather than the exchange rates in use when they were included in income.
c Gains on disposal of assets is primarily from transactions related to land held near the Orlando, FL headquarters.
d In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures.  Also included is a $13.5 million fixed asset impairment in Venezuela in 2015.
e Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In millions)	13 Weeks Ended	13 Weeks Ended
	March 26, 2016	March 28, 2015
Operating Activities:
Net cash used in operating activities	$(7.9)	$(11.8)

Investing Activities:
Capital expenditures	(9.4)	(13.9)
Proceeds from disposal of property, plant & equipment	0.4	2.1
Net cash used in investing activities	(9.0)	(11.8)

Financing Activities:
Dividend payments to shareholders	(35.0)	(35.7)
Repurchase of common stock	(0.8)	(0.9)
Repayment of long-term debt and capital lease obligations	(0.4)	(0.9)
Net change in short-term debt	66.7	71.7
Proceeds from exercise of stock options	—	3.1
Excess tax benefits from share-based payment arrangements	—	0.8
Net cash provided by financing activities	30.5	38.1

Effect of exchange rate changes on cash and cash equivalents	5.2	(7.6)
Net change in cash and cash equivalents	18.8	6.9
Cash and cash equivalents at beginning of year	79.8	77.0
Cash and cash equivalents at end of period	$98.6	$83.9

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Mar 26, 2016	Dec 26, 2015
Assets:
Cash and cash equivalents	$98.6	$79.8
Other current assets	506.2	470.7
Total current assets	604.8	550.5

Property, plant and equipment, net	252.9	253.6
Other assets	783.4	794.1
Total assets	$1,641.1	$1,598.2

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$234.8	$162.5
Accounts payable and other current liabilities	420.3	451.5
Total current liabilities	655.1	614.0

Long-term debt	608.1	608.2
Other liabilities	207.1	215.0
Total shareholders' equity	170.8	161.0
Total liabilities and shareholders' equity	$1,641.1	$1,598.2

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 20, 2016
(UNAUDITED)

	Second Quarter	Second Quarter
(In millions, except per share data)	2015 Actual	2016 Outlook
		Range
		Low	High
Income before income taxes	$86.4	$69.3	$72.7

Income tax	$24.4	$17.6	$18.5
Effective Rate	28%	25%	25%

Net Income (GAAP)	$62.0	$51.7	$54.2

% change from prior year		(17)%	(13)%

Adjustments(1):
Gains on disposal of assets	(10.8)	—	—
Re-engineering and impairment charges	1.5	1.0	1.0
Net impact of Venezuelan bolivar devaluations	1.8	0.6	0.6
Acquired intangible asset amortization	2.5	2.0	2.0
Income tax(2)	3.9	(1.0)	(1.0)
Net Income (adjusted)	$60.9	$54.3	$56.8

Exchange rate impact(3)	(6.4)	—	—
Net Income (adjusted and 2015 restated for currency changes)	$54.5	$54.3	$56.8

% change from prior year		—%	4%

Net income (GAAP) per common share (diluted)	$1.23	$1.02	$1.07

% change from prior year		(17)%	(13)%

Net Income (adjusted) per common share (diluted)	$1.21	$1.07	$1.12

Net Income (adjusted & restated) per common share (diluted)	$1.08	$1.07	$1.12

% change from prior year		(1)%	4%

Average number of diluted shares (millions)	50.4	50.6	50.6

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2015 actual and 2015 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 20, 2016
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2015 Actual	2016 Outlook
		Range
		Low	High
Income before income taxes	$259.9	$277.3	$284.3

Income tax	$74.1	$70.6	$72.5
Effective Rate	29%	25%	26%

Net Income (GAAP)	$185.8	$206.7	$211.8

% change from prior year		11%	14%

Adjustments(1):
Gains on disposal of assets	$(13.7)	$(0.1)	$(0.1)
Re-engineering, impairments and pension settlements	21.8	5.2	5.2
Net impact of Venezuelan bolivar devaluations	14.9	0.8	0.8
Acquired intangible asset amortization	10.2	8.0	8.0
Income tax(2)	1.5	(3.6)	(3.6)
Net Income (adjusted)	$220.5	$217.0	$222.1

Exchange rate impact(3)	(15.4)	—	—
Net Income (adjusted and 2015 restated for currency changes)	$205.1	$217.0	$222.1

% change from prior year		6%	8%

Net income (GAAP) per common share (diluted)	$3.69	$4.08	$4.18

% change from prior year		11%	13%

Net Income (adjusted) per common share (diluted)	$4.37	$4.28	$4.38

Net Income (adjusted & restated) per common share (diluted)	$4.06	$4.28	$4.38

% change from prior year		5%	8%

Average number of diluted shares (millions)	50.5	50.7	50.7

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2015 actual and 2015 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

As of and for the four quarters ended
March 26, 2016
Adjusted EBITDA:
Net income	$199.7
Add:
Depreciation and amortization	61.9
Gross interest expense	46.4
Provision for income taxes	77.2
Equity compensation	20.1
Deduct:
Gains on land sales, insurance recoveries, etc.	(13.2)
Total Adjusted EBITDA	$392.1

Consolidated total debt	$842.9
Divided by adjusted EBITDA	392.1
Debt to Adjusted EBITDA Ratio	2.15

* Amounts and calculations are based on the definitions and provisions of the Company's $600 million Credit Agreement dated September 11, 2013, as amended and restated ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.